Exhibit 99.1

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS REPORTS RECORD
 SALES AND OPERATING INCOME FOR THIRD QUARTER

Net Sales Increase 6.0% to $14.7 Million and Operating Income Up 20.6% to $2.5 Million

O’FALLON, Mo. – (June 7, 2011) – Synergetics USA, Inc. (NASDAQ: SURG) (“Synergetics” or the “Company”), a medical device company that designs, manufactures, and markets innovative microsurgical instruments for ophthalmic and neurosurgical applications, today announced its results for the third quarter and nine months ended April 30, 2011.  The Company reported third quarter 2011 sales of $14.7 million and net income of $1.6 million, or $0.07 per diluted share.

“Synergetics’ operating income jumped 20.6% to a record $2.5 million, or 16.8% of net sales, in the third quarter of fiscal 2011, compared to the third quarter of fiscal 2010 and benefited from higher sales, margins and improved product mix compared with the third quarter of last year,” stated Dave Hable, President and CEO of Synergetics USA, Inc.  “The jump in our operating income this quarter also demonstrates the leverage we have achieved by utilizing our marketing partners to sell and distribute our neurosurgical products.

“Sales of disposable products continued to accelerate and exceeded 80% of total third quarter 2011 sales due to the contribution from new products and increased demand from both domestic and international customers.  Sales of ophthalmic products rose 18.6% to $9.2 million and accounted for 62.8% of total third quarter sales.  Demand for ophthalmic disposable products continues to grow and was a major driver in our improved sales since last year.  In addition, OEM sales were up 29.4% to $2.8 million for the third quarter of 2011, compared to the third quarter of 2010, due primarily to increased shipments to Codman & Shurtleff, Inc. (“Codman”) and Stryker Corporation (“Stryker”).

“We expect to close out fiscal 2011 with record sales and operating income for the year.  We believe our excellent results highlight our focus on building sales through targeted product development programs and pursuing new business development opportunities to expand our markets for ophthalmic and neurosurgery products.  We also have made solid progress with our lean manufacturing initiatives that have reduced our costs and improved product quality. We remain focused on these key strategies and believe they will contribute to our continued sales and earnings growth,” continued Hable.

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SURG Reports Growth in Sales and Operating Income for Third Quarter

June 7, 2011

Third Quarter Results

Third quarter 2011 sales rose 6.0% to $14.7 million compared with $13.9 million in the third quarter of 2010.  The increase in third quarter sales was due primarily to growth from ophthalmic and OEM products compared with the same quarter last year.  Although sales of capital equipment product lines remained soft due to the weak economy and continued budget constraints for new capital goods purchases, higher sales of disposable products more than offset this decline.

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Total ophthalmic sales rose 18.6% to $9.2 million in the third quarter of fiscal 2011, compared with $7.8 million in the third quarter of fiscal 2010.  Domestic and international ophthalmic sales increased 11.7% and 26.6%, respectively.  The sales growth benefited from increased demand for laser probes and cannulas.  In addition, sales of disposable ophthalmic products jumped 29.9% compared with the third quarter of fiscal 2010.  The growth in international ophthalmic sales benefitted from expanded markets, and higher sales volume of disposable products.

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Total neurosurgical sales, including sales to marketing partners, were $2.6 million in the third quarter of fiscal 2011, compared with $3.9 million in the third quarter of fiscal 2010.  Direct neurosurgical sales declined $1.7 million in the third quarter of fiscal 2011, primarily due to the transition of sales of neurosurgical products to Codman and Stryker under marketing partner agreements.  Sales of neurosurgical products to domestic marketing partners increased by $438,000 in the third quarter of fiscal 2011 compared with the same quarter in fiscal 2010, partially offsetting the loss in direct neurosurgery sales.

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OEM sales rose 29.4% to $2.8 million, compared with $2.2 million in the third quarter of fiscal 2010.  The increase in OEM sales benefited primarily from increased shipments of electrosurgical generators and accessories to Codman.  Sales of Synergetics’ new CMC V generator contributed to the increased sales to Codman during the latest quarter.

•
Disposable sales grew $1.3 million to $11.8 million compared with the third quarter of fiscal 2010.  Disposable sales accounted for 80% of total sales in the third quarter of fiscal 2011 compared with 76% in the third quarter of fiscal 2010.

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Capital equipment sales totaled $2.6 million in the third quarter of fiscal 2011 and were down approximately $700,000 from $3.3 million in the third quarter of fiscal 2010.  The decline in capital equipment sales was due in part to the sale of the Omni® product line to Stryker that accounted for $187,000 in sales in the third quarter of fiscal 2010.

Gross profit for the third quarter of fiscal 2011 rose to $8.5 million, or 58.2% of sales, compared with $8.0 million, or 57.9% of sales, in the same period in fiscal 2010.  Gross profit as a percentage of net sales for the third quarter of fiscal 2011 increased 0.3 percentage points, compared with the third quarter of fiscal 2010, primarily due to improved margins on our ophthalmology products and the recognition of deferred revenue from our OEM partners.  These benefits were partially offset by the margin impact from the transition of our direct neurosurgery sales to our marketing partners.

Operating income for the third quarter of fiscal 2011 increased to $2.5 million, compared with $2.0 million in the third quarter of fiscal 2010.  The growth in operating income was primarily the result of a 6.0% increase in sales, a 6.4% increase in gross profit and a 4.3% decrease in sales and marketing expense, partially offset by a 10.1% increase in general and administrative expenses to fund new personnel focused on lean manufacturing and quality initiatives.

“We began shipping the new VersaPACK™ in mid-March 2011 and are pleased with the initial response from retinal surgeons,” continued Hable.  “The VersaPACK™ provides a choice of instrumentation, brand and other product options in individualized sterile packaging that integrates with leading vitrectomy platforms.  By providing attractive options to surgeons, VersaPACK™ is positioned to reduce costs and avoid the costly upgrades associated with competitive packs from other companies.  We remain focused on funding key R&D programs that will contribute to new product introductions and expansions of existing product lines like VersaPACK™.”

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SURG Reports Growth in Sales and Operating Income for Third Quarter

June 7, 2011

Other income of $3.2 million in the third quarter of fiscal 2010 included two one-time gains:  $2.4 million ($0.06 per diluted share) from the settlement, license and supply agreements with Alcon, Inc. and affiliates and an $893,000 ($0.02 per diluted share) gain on the sale of the Omni® product line to Stryker.

Interest expense was reduced from $113,000 in the third quarter of fiscal 2010 to $37,000 in the third quarter of fiscal 2011, primarily due to the payoff of certain long-term debt and other obligations.  The Company paid off the remaining $1.7 million on the industrial revenue bond that financed its O’Fallon facility and $800,000 on the next to last payment to Iridex Corporation during the third quarter of fiscal 2011.  Synergetics reduced debt to approximately $1.2 million at April 30, 2011, from $4.1 million at the beginning of the fiscal year.

Third quarter 2011 net income was $1.6 million, or $0.07 per diluted share, compared with net income of $3.3 million, or $0.13 per diluted share, in the third quarter 2010.  The fiscal 2010 results included one-time gains of approximately $3.3 million, or $0.08 per diluted share, including approximately $2.4 million ($0.06 per diluted share) from the settlement, license and supply agreements with Alcon, Inc. and affiliates (“Alcon”), and a $893,000 ($0.02 per diluted share) gain from the sale of the Omni® product line to Stryker  in the third quarter of fiscal 2010.

Nine Months Results

Total net sales for the first nine months of fiscal 2011 rose to $40.0 million compared with $39.0 million in the same period of 2010.  The growth in revenues was attributable to increased demand for ophthalmic products and higher sales to marketing partners and OEMs, partially offset by lower sales of direct neurosurgical products.

Net income for the first nine months of fiscal 2011 was $3.6 million, or $0.14 per diluted share, compared with $4.7 million, or $0.19 per diluted share, in the first nine months of 2010.  The 2010 results included one-time gains of $3.2 million, or $0.08 per diluted share, related to the Alcon settlement and product line sale to Stryker.

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Total ophthalmic sales rose 8.4% to $25.0 million in the first nine months of fiscal 2011 compared with $23.1 million in the first nine months of fiscal 2010.   Domestic and international ophthalmic sales increased 1.7% and 17.3%, respectively, for the first nine months of fiscal 2011, compared to the first nine months of fiscal 2010.  The growth in international ophthalmic sales in the first nine months of fiscal 2011 benefitted from a higher volume of disposable products.

•
Total neurosurgical sales were down 23.8% to $7.7 million in the first nine months of fiscal 2011 compared with $10.0 million in the first nine months of fiscal 2010.  The decline in neurosurgical sales was due to a decrease in direct sales as neurosurgical products sales were transitioned to marketing partners.  The decrease in direct sales was partially offset by growth in marketing partner sales that increased $4.0 million to $6.3 million in the first nine months of fiscal 2011, compared with $2.3 million in the first nine months of fiscal 2010.

•	Total OEM sales rose 26.2% to $7.3 million compared with $5.8 million in the first nine months of fiscal 2010.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Wednesday, June 8, 2011, at 10:30 a.m. Eastern Time.  The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 29707308.  For callers outside the U.S., the number is (847) 413-3238.  Participants are encouraged to email questions to investorinfo@synergeticsusa.com.  The conference call will also be simulcast live at http://www.synergeticsusa.com.  An online replay will be available on the Company’s website for approximately 30 days.

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SURG Reports Growth in Sales and Operating Income for Third Quarter

June 7, 2011

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical devices, capital equipment, accessories and disposables of the highest quality in order to enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. is a leading supplier of precision microsurgical devices.  The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery.  Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders.  The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including:  (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field.  The Company’s website address is http://www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995.  In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2010, as updated from time to time in our filings with the Securities and Exchange Commission.

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SURG Reports Growth in Sales and Operating Income for Third Quarter

June 7, 2011

SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income
Three and Nine Months Ended April 30, 2011 and 2010
(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	April 30, 2011	April 30, 2010	April 30, 2011	April 30, 2010
Net sales	$14,695	$13,859	$40,049	$39,020
Cost of sales	6,148	5,828	16,746	16,647
Gross profit	8,547	8,031	23,303	22,373
Operating expenses
Research and development	882	886	2,587	2,320
Sales and marketing	2,771	2,896	8,528	9,200
General and administrative	2,427	2,204	6,854	6,286
	6,080	5,986	17,969	17,806
Operating income	2,467	2,045	5,334	4,567
Other income (expenses)
Investment income	22	--	82	2
Interest expense	(37)	(113)	(182)	(412)
Settlement gain	--	2,398	--	2,398
Gain (loss) on sale of product line	--	893	(99)	817
Miscellaneous	--	(5)	(11)	23
	(15)	3,173	(210)	2,828
Income before provision for income taxes	2,452	5,218	5,124	7,395
Provision for income taxes	809	1,909	1,528	2,667
Net income	$1,643	$3,309	$3,596	$4,728
Earnings per share:
Basic	$0.07	$0.13	$0.14	$0.19
Diluted	$0.07	$0.13	$0.14	$0.19
Basic weighted average common shares outstanding	24,945,707	24,701,260	24,878,768	24,579,928
Diluted weighted average common shares outstanding	25,108,582	24,740,304	25,004,258	24,614,869

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SURG Reports Growth in Sales and Operating Income for Third Quarter

June 7, 2011

SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Income and EPS
Three and Nine Months Ended April 30, 2011 and April 30, 2010
(Dollars in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	April 30, 2011	April 30, 2010	April 30, 2011	April 30, 2010
Income from Stryker gain (loss)	$--	$893	$(99)	$817
Income from Alcon settlement	--	2,398	--	2,398
Income from Operations	2,452	1,927	5,223	4,180
Total Income	$2,452	$5,218	$5,124	$7,395
Effective Tax Rate	33.0%	36.6%	29.8%	36.1%
Net income from Stryker gain (loss)	$--	$566	$(69)	$522
Net income from Alcon settlement	--	1,521	--	1,533
Net Income from Operations	1,643	1,222	3,665	2,673
Total Net Income	$1,643	$3,309	$3,596	$4,728
Average weighted share outstanding	24,945,707	24,701,260	24,878,768	24,579,928
Earnings per share from Stryker gain (loss)	$0.00	$0.02	$0.00	$0.02
Earnings per shares from Alcon settlement	0.00	0.06	0.00	0.06
Earnings per share from Operations	0.07	0.05	0.14	0.11
Total Earnings Per Share	$0.07	$0.13	$0.14	$0.19

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SURG Reports Growth in Sales and Operating Income for Third Quarter

June 7, 2011

SYNERGETICS USA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of April 30, 2010 (Unaudited) and July 31, 2010
(Dollars in thousands, except share information)

	April 30, 2011	July 31, 2010
Assets
Current Assets
Cash and cash equivalents	$16,991	$18,669
Accounts receivable, net of allowance for doubtful accounts of $310 and $282, respectively	9,361	9,056
Inventories	13,523	11,891
Prepaid expenses	1,156	792
Deferred income taxes	739	658
Total current assets	41,770	41,066
Property and equipment, net	8,686	8,044
Intangible and other assets
Goodwill	10,690	10,690
Other intangible assets, net	11,922	12,353
Patents, net	1,041	870
Cash value of life insurance	72	72
Total assets	$74,181	$73,095
Liabilities and stockholders’ equity
Current Liabilities
Current maturities of long-term debt	$1,206	$1,398
Current maturities of revenue bonds payable	--	116
Accounts payable	1,686	1,800
Accrued expenses	2,289	2,624
Income taxes payable	43	11
Deferred revenue	982	400
Total current liabilities	6,206	6,349
Long-Term Liabilities
Long-term debt, less current maturities	--	939
Revenue bonds payable, less current maturities	--	1,612
Deferred revenue	18,061	18,630
Deferred income taxes	1,287	1,339
Total long-term liabilities	19,348	22,520
Total liabilities	25,554	28,869
Commitments and contingencies
Stockholders’ Equity
Common stock at April 30, 2011 and July 31, 2010, $0.001 par value, 50,000,000 shares authorized; 24,969,508 and 24,772,155 shares issued and outstanding, respectively	25	25
Additional paid-in capital	25,492	24,905
Retained earnings	22,915	19,319
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	195	(23)
Total stockholders’ equity	48,627	44,226
Total liabilities and stockholders’ equity	$74,181	$73,095

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